Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
“Perfectly Filtered Water For a Great Taste and a Healthier Life”
(949) 234-1999
dickparsons@seychelle.com

Seychelle, the 48th Fastest Growing Company in Revenues in the World, Reports Tenth Straight Quarter of Profitability

According to the  International Business Times Study of the 1,000 Fastest Growing Companies in the World, Seychelle is 48th in overall growth in the World with a 73.3% Compound Annual Revenue Growth Rate between Fiscal periods ended February 28, 2008 to 2011; is Second in Household Durables and 5th out of all  U.S. Companies

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  January 17, 2012 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made three key announcements today.  First, the Company reported the tenth straight consecutive profitable quarter in a row. For the fiscal quarter ended November 31, 2011 was $823,316 compared to $1,280,017 in the prior year, down $456,701 (-35.7%).  Income before taxes of $104,695 was a decrease of $262,544 (- 71.5%) compared to the prior year’s Income before taxes of $367,238.  Net income after income taxes was $90,515 for the same period and was down $218,263 (-70.7%) versus prior year of $308,789.   The net income after taxes figure for the quarter was 11.0% of total revenues compared to a prior year figure of 24.1%.

Carl Palmer, President and CEO announced that “although sales were down this quarter due to delays in negotiating three major new distributor agreements, shipments to Japan and the launch of the new pH product line, we anticipate a continuation of the overall sales and earnings trend demonstrated in the IBT Study, primarily as a result of our high margin new products being released during the fourth quarter.. We will continue to deal with reducing higher S, G & A costs as well as an adverse tax ruling from the State of California as it relates to our net loss carryforwards.”  The Company believes that the affect of the tax ruling on our net income will become immaterial after a full year due to the high margin new products.

Mr. Palmer also added that “the International Business Times Study can be reviewed shortly on their current website, which is under construction incorporating the 1000 study.”  To get this link to their website, just email Seychelle at info@seychellle.com and we will forward the link when it is available. The International Business Times is headquartered in New York, NY.

Second, the Company reported that sales revenue for the first nine months of the fiscal year ended November 31, 2011 was $4,112,801 compared to $3,191,538 in the prior year, up $921,263 (+28.9%).  Income before taxes of $661,563 was down$ 195,997 (-22.9%) compared to the prior year’s income before taxes of $857,560. Net Income after income taxes was $428,130 for the same period and was down $370,980   (-46.4%) versus prior year of $799,110.  The net income after taxes figure was 10.4% of total revenues compared to a prior year of 25.0%.

Third, Seychelle indicated that to meet the growing demand for Seychelle products, the company has added production space in an adjacent building for production and warehousing.  The Company also continues to entertain the idea of outsourcing the assembly of some of our faster moving products to a high volume assembler/fulfillment vendor when larger orders are received.  This and the added production space could make the move to a more scalable higher volume business model feasible.   Both moves may help to offset the lost profit from the California decision on NOL’s for all companies, but more importantly, continue the rapid profitable growth of the Company with high margin new products.
With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The standard filter works for water from the tap while the advance filter is needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,957,646 outstanding shares of common stock, including a float of approximately 9.5 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.